Exhibit 10.43

lICENSE aGREEMENT

This License Agreement (the “Agreement”) is made effective as of January 1, 1997 by and between SILIPOS INC. (“Licensee”) and GERALD P. ZOOK (“Licensor”).

R E C I T A L S:

A.            Licensor represents that he is the owner of the entire right, title and interest in and to (1) an invention entitled “Foot Protector Incorporating a Viscoelastic Gel,” which is disclosed and claimed in United States Patent No. 5,497,789, which issued on March 12, 1996; (2) an invention entitled “Viscoelastic Gel Foot Padding and Medicating Device,” which is disclosed and claimed in United States Patent No. 5,098,421, which issued on March 24, 1992; and (3) an invention entitled “Affixable Padding Material Using Gelatinous Viscoelastic Polymer,” which is disclosed and claimed in United States Patent No 4,842,931, which issued on June 27, 1989.

B.            Licensor represents that he is the owner of the entire right, title and interest in and to (I) an invention entitled “Topical Drug Delivery System,” which is disclosed and claimed in United States Patent No. 5,415,866, which issued on May 16, 1995; (2) an invention entitled “Topical Medicating Device,” which is disclosed and claimed in United States Patent No. 5,330,452, which issued on July 19, 1994; (3) an invention entitled “Medicating Device for Nails and Adjacent Tissue,” which is disclosed and claimed in United States Patent No. 5,181,914, which issued on January 26, 1993; and (4) an invention entitled “Drug Delivery System for the Removal of Dermal Lesions,” which is disclosed and claimed in United States Patent No. 5,167,649, which issued on December 1, 1992.

C.            Licensee wishes to obtain from Licensor and Licensor wishes to grant to Licensee:

1.             A license under United States Patents No. 5,497,789; 5,098,421; 4,842,931; 5,415,866; 5,330,452; 5,181,914; and 5,167,649 (hereinafter referred to as the “Zook Patents”) and

2.             A license for all future patents on which Licensor is an inventor or co-inventor, subject to the limitations herein contained.

D.            Licensee desires that Licensor not compete with Licensee in certain fields of use, as defined hereinbelow.

CERTIFIED TRUE COPY

/s/ Wayne S. Harger
BY WAYNE S. HARGER
NOTARY PUBLIC, OREGON

E.             Licensee wishes to sell and manufacture products covered by the Zook Patents, and

F.             The parties desire to settle that certain lawsuit filed by Licensor against Licensee and exchange mutual releases.

AGREEMENT

Now, therefore, based upon the mutual consideration by each to be derived, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Recitals.  The recital paragraphs hereinabove are incorporated herein and conclusively deemed true.

2.             Definitions.  Whenever they are used in this Agreement, the following capitalized terms shall have the meanings defined in Section 2, as follows:

2.1           “Effective Date” means January 1, 1997.

2.2           “Elastomer Products” mean all products sold by Silipos, on or after the Effective Date, made with any elastomer covered by United States Patent No. 4,369,284 or United States Patent No. 4,618,213 or with any similar mineral oil-based material.  Products made or sold by Silipos that are silicone-based or derivatives are not within the category “Elastomer Products.”

2.3           “Exclusive License” means the exclusive License granted to Licensee by Licensor pursuant to Section 3.1 of this Agreement.

2.4           “Existing Silipos Products” means all products (except silicone-based products or derivatives) sold by Silipos as of the Effective Date, all of which products Silipos represents are listed on Schedule 1 attached hereto and made a part hereof.

2.5           “Field of Use” means any of the following areas of intended use for which products excluding Medicated Devices may be sold or offered for sale by Licensee:  padding, friction, pressure, abrasion, sheer, shock reduction, skin protection, skin moisturization, and scar management.

2.6           “Future Silipos Products” means any products of a type first sold by Silipos after the Effective Date of this Agreement.

2.7           “Initial Term” means the time period from the Effective Date through June 14, 2005.

2.8           “Medicated Device Patents” means, collectively, United States Patents No. 5,167,649, 5,181,914, 5,330,452, and 5,415,866 and any reissues or extensions thereof and any continuations, continuations-in-part, or divisional applications and any corresponding Licensor foreign patents and foreign patent applications describing or claiming any of the inventions recited in any of the foregoing existing or future patents.

2.9           “Medicated Devices” are devices which contain medicinal agents.

2.10         “Net Sales Price” means Silipos’ invoice sales price (in U.S.  dollars) for a Silipos Product (and not for any other component or product) and excludes sales, excise, use, and V.A.T.  taxes; freight; returns; import duties; and customary trade discounts.

2.11         “Non-Exclusive License” means the non-exclusive license granted to Licensee by Licensor pursuant to Section 3.2 of this Agreement.

2.12         “Non-Medicated Device Patents” means, collectively,  United States Patents No. 5,497,789; 5,093,421; and 4,842,931 and any reissues or extensions thereof and any continuations, continuations-in-part, or divisional applications and any corresponding Licensor foreign patents and foreign patent applications describing or claiming any of the inventions recited in any of the foregoing existing or future patents.

2.13         “Silipos Products” means, collectively, the Existing Silipos Products and Future Silipos Products.

2.14         “Valid and enforceable” in reference to any patent claim means that the patent claim has not been declared invalid or unenforceable by a final, non-appealable decision of a court, agency, or tribunal of competent jurisdiction.

2.15         “Zook Patents” means, collectively, the Medicated Device Patents and the Non-Medicated Device Patents.

3.             License Grant.

3.1           Exclusive License.  Subject to the terms and conditions of this Agreement.  Licensor hereby grants to Licensee an exclusive license, with right to grant sublicenses, under each of the Non-Medicated Device Patents to make, have made, use, import, offer to sell, sell and/or otherwise transfer, within the Field of Use, Silipos Products covered by any of the Non-Medicated Device Patents and within the Field of Use to otherwise practice the inventions covered by any of the Non-Medicated Device Patents.  Licensor acknowledges that Licensee has the right to make, have made, use, import, offer to sell, and sell anywhere in the world Silipos Products within the Field of Use.  Licensee may authorize others to distribute Silipos Products manufactured by or for the order of Licensee.  Licensor further hereby grants to Licensee’s distributors, sales representatives, and customers the right to use Silipos Products purchased directly or indirectly from Licensee.  Notwithstanding the foregoing, Licensor shall retain the right to make, have made, use, import, offer to sell, sell, and/or otherwise transfer Medicated Devices, to the extent such devices may be covered by one or more patent claims of the Non-Medicated Device Patents and subject to the non-competition provisions in Section 7 of this Agreement.

3.2           Non-Exclusive License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, whether within or without the Field of Use, a worldwide non-exclusive license, under each of the Medicated Device Patents, to make, have made, use, import, offer to sell, sell and/or otherwise transfer Silipos Products that are Medicated Devices and to otherwise practice the inventions covered by any of such patents in connection with the manufacture, use, or sale of Silipos Products that are Medicated Devices, to the extent such Medicated Devices are covered by one or more valid and enforceable claims of the Zook Patents.

3.3           Future Licenses.  Licensor also agrees to grant Licensee an exclusive license within the Field of Use under any future patents on which Licensor is an inventor or co-inventor excluding patents primarily covering Medicated Devices.  Licensor also agrees to grant Licensee a worldwide non-exclusive license, whether within or without the Field of Use, under any future patents on which Licensor is an inventor or co-inventor primarily covering Medicated Devices or similar products.  Licensor agrees to execute and deliver any documents that may be necessary to confirm such future licenses and Sections 3.1 and 3.2 of this Agreement, as appropriate, shall thereby be deemed amended to incorporate such future license.  Licensor’s obligations to license future patents to Licensee in accordance with this paragraph shall apply only to patents the application for which was filed on or before June 14, 2005, provided, however, that any continuation, continuation-in-part, divisional, or reissue application and any request for reexamination shall be treated for this purpose as having been filed on or before June 14, 2005 if at least one application in the U.S.  Patent and Trademark Office (“PTO”) history of the patent was filed on or before June 14, 2005.

3.4           No Assistance.  Licensor shall be solely responsible for payment of any and all patent maintenance fees and any other expenses payable to or associated with the U.S. Patent and Trademark Office or any foreign equivalent thereof, but shall have no obligation to furnish any equipment, information, or advice to Licensee to enable Licensee to exploit the license rights granted hereunder.

4.             Royalty.

4.1           Royalty During Initial Term.  In consideration of the rights and licenses granted herein under the Zook Patents, during the Initial Term of this Agreement Licensee shall pay to Licensor in U.S.  dollars in the manner set forth in Section 5.1 of this Agreement a royalty equal to four percent (4%) of the Net Sales Price for each Silipos Product sold in any sale or other transfer, provided that the specific Silipos Product sold or otherwise transferred is covered (both as a matter of proper claim construction and as a matter of the geographic scope of the relevant patent) by one or more valid and enforceable claims of any of the Zook Patents.  In consideration of know-how provided at and before June 1990, during the Initial Term Licensee shall pay to Licensor in U.S.  dollars in the manner set forth in Section 5.1 of this Agreement a royalty equal to four percent (4%) of the Net Sales Price for Elastomer Products sold in any sale or other transfer, whether the sale or other transfer occurs within or without the United States.  The royalty stated in the second sentence of this Section 4.1 is not conditioned upon or subject to the enforceability or validity of United States Patent No. 4,369,284 or United States Patent No. 4,618,213 or any of the Zook Patents.

4.2           Post Initial Term Royalty.  After expiration of the Initial Term, with respect to the licenses granted under Sections 3.1 and 3.2 of this Agreement, Licensee shall pay to Licensor, in the manner set forth in Section 5.1 of this Agreement, a royalty equal to four percent (4%) of the Net Sales Price for Silipos Products sold in any sale or other transfer, provided that the specific Silipos Product sold is covered (both as a matter of proper claim construction and as a matter of the geographic scope of the relevant patent) by one or more valid and enforceable claims of any of the Zook Patents.  This royalty obligation shall continue with respect to each specific Silipos Product until expiration of the applicable patent or proper termination of the respective license granted in this Agreement with respect to such Silipos Product, whichever comes first.  After the Initial Term, Licensee shall have no further obligation to pay royalties to Licensor under a specific Zook Patent with respect to a specific Silipos Product after the date, if any, on which the Zook Patent or the applicable claims thereof are held invalid or unenforceable.  The four percent (4%) royalty obligation with respect to possible future patents of Licensor shall continue for so long as Licensee makes, has made, uses, imports, offers to sell, sells, or otherwise transfers devices covered by one or more claims of the future patent(s), as long as the future patent or patents or the applicable claims thereof remain valid and enforceable.

4.3           Minimum Annual Royalty During Initial Term.  Notwithstanding any other provision in this Agreement, as long as neither party has terminated this Agreement during the Initial Term, Licensee’s total royalty payments for each successive twelve (12) month period commencing on the Effective Date shall be not less than $100,000.00.  If the cumulative monthly royalty payments under this License Agreement during a respective twelve (12) month period of the Initial Term have not reached the agreed minimum sum, Licensee is to pay the difference within thirty (30) days of the end of the twelve (12) month period in question.  This $100,000.00 minimum annual royalty provision shall terminate effective June 14, 2005; and for the period of less than twelve (12) months that ends on June 14, 2005, the minimum annual royalty shall be that percentage of $100,000.00 determined by dividing the number of days in the partial twelve (12) month period by three hundred sixty-five (365).

4.4           Minimum Annual Royalty After Initial Term.  As long as neither party has properly terminated this Agreement, Licensee’s total royalty payments for the licenses collectively granted herein for each successive twelve (12) month period commencing after the Initial Term shall be not less than $112,500.00.  If the cumulative monthly royalty payments under this License Agreement during a respective twelve (12) month period after the Initial Term have not reached the agreed minimum sum, Licensee is to pay the difference within thirty (30) days of the end of the twelve (12) month period in question.  This minimum annual royalty provision shall terminate upon the earliest of the following dates: (a) the date on which U.S. Patent No. 5,497,789 expires; (b) the date Licensor terminates this Agreement in strict accordance with the remedies provided in Section 11; and (c) the date when Licensee (after twelve (12) months prior notice to Licensor) elects to terminate its patent licenses under the seven patents identified in Recitals A. and B.  In the event of termination of the minimum annual royalty provided for in this Section 4.4 at a point other than the end of a twelve (12) month period, the minimum annual royalty shall be that percentage of $112,500.00 determined by dividing the number of days in the less-than-twelve-month period by three hundred sixty-five (365).

4.5           No Cumulative Royalty.  Notwithstanding any other provision contained in this Agreement to the contrary (except the Minimum Annual Royalty provisions of Sections 4.3 and 4.4 above), Licensor is to receive (at most) only a single four percent (4%) royalty in connection with a sale of a Silipos Product by Licensee or a sublicensee, not one four percent (4%) royalty under one part of this License Agreement and a separate royalty under some other part of this License Agreement and not one four percent (4%) royalty under one Zook Patent and another four percent (4%) royalty under another Zook Patent.

5.             Reporting, Payment, Records.

5.1           Payment.  Within forty (40) days after the end of each month, Licensee shall report in writing to Licensor the number of Silipos Products sold or otherwise transferred by Licensee during the month for which payment is due under the above paragraphs, the Net Sales Price received therefor, and the royalty payable to Licensor therefor, and shall pay to Licensor the royalty reported due.  The form of the record previously supplied by Licensee to Licensor that showed relevant sales for the month of August 1996, a copy of which is attached hereto as Attachment 1, is acceptable to Licensor as the form of report required by this paragraph.  “Net Sales Price received therefor” is intended to make the timing on Licensee’s obligation to pay Licensor a royalty coincide with the month of actual receipt of sales revenue by Licensee.

5.2           Records Audit.  Licensee shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid and the information to be reported to Licensor under this Agreement.  Licensee shall permit an independent accounting firm designated by Licensor to audit such records at Licensee’s principal place of business (or such other site as Licensee may reasonably designate) during normal business hours upon reasonable advance notice to Licensee and not more frequently than once per year.  The auditor must sign a nondisclosure agreement in form reasonably acceptable to Licensee.  If Licensor elects not to have an independent accounting firm audit such records in any year, the right to ask for such an audit for such year shall carry forward, except that no audit may go back further than thirty-six (36) months from the date of an audit request.  Under no circumstances shall Licensor request an audit for periods prior to the Effective Date of this License Agreement.  All costs and expenses incurred by Licensor for audit of Licensee’s records shall be borne by Licensor unless the audit discovers errors or omissions more than ten percent (10%) in Licensee’s favor, in which case the costs and expenses, up to a maximum of $3,000.00, shall be borne by Licensee.  If such an audit discloses a discrepancy between the amounts reported and paid by Licensee and what should have been reported and paid, Licensee shall have the right to its own audit, at Licensee’s expense, within sixty (60) days after notice from Licensor of the discrepancy.  If the auditors agree on the amount of the discrepancy, Licensee shall pay the shortfall in full within thirty (30) days if Licensor has been underpaid and Licensor shall repay the overpayment in full within thirty (30) days if Licensor has been overpaid.  If the auditors do not agree on the amount of the discrepancy, the dispute shall be submitted to binding arbitration in accordance with the arbitration provisions of Section 15.1 of this Agreement.

5.3           Reports of New Products.  By January 15 of each calendar year, starting with 1998 and continuing until this Agreement terminates, Licensee shall provide written notice to Licensor of any new products introduced by Licensee during the previous calendar year that are subject to the provisions of this Agreement.

5.4           Products Within Scope of Zook Patents.  Licensee believes that the Existing Silipos Products that are listed (organized by patent number) on Schedule 2 attached hereto are the only Existing Silipos Products that are within the scope of one or more of the claims of the respective Zook Patents listed on Schedule 2.  On or before June 14, 2004, Licensee may provide a written list to Licensor, which shall be organized by patent number as in Schedule 2, of any additional or different Silipos Products that Licensee believes at that time are within the scope of one or more of the claims of the Zook Patents.  On or before September 13, 2004, Licensor shall give written notice to Licensee indicating whether Licensor concurs with Licensee’s list or contends that the list should have different or additional Silipos Products on it, and Licensor’s list shall state which claim(s) of the patent(s) in question cover each respective Silipos Product on the list.  If Licensor does not furnish his own list, Schedule 2 or Licensee’s superseding list (if any) shall be conclusive on both parties insofar as defining which Silipos Products are covered and not covered by which Zook Patents, provided that it shall not be conclusive as to Licensor with respect to any product the existence of which Licensee had never previously disclosed to Licensor.  Any disagreement about what Silipos Products are covered by what Zook Patent(s) shall be resolved by discussion and agreement between the parties or, if necessary, by binding arbitration in accordance with Section 15.2 of this Agreement.  The reason for Licensor’s list (if any) of covered products and claims by which the products are covered is to inform Licensee before June 14, 2005, which Silipos Products the Licensor will contend he is entitled to have a royalty continue on after the end of the Initial Term.  Licensor shall not have the right, for the period of time with respect to which this License Agreement is in effect, to contend that any act of manufacture, transfer, use, offering to sell, sale, or importation with respect to any Silipos Product was an infringing act (as long as the existence of the Silipos Product in question had been previously disclosed to Licensee) if Licensor has given no prior written notice to Licensee in accordance with this Section that Licensor contended that the specific Silipos Product was covered by a stated claim or claims of a Zook Patent.

6.             Representations and Warranties.

6.1           Authority.  Each of Licensee and Licensor represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite corporate action, that it or he has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement and that it or he has duly executed and delivered this Agreement and that this Agreement is a valid and binding obligation of it or him enforceable in accordance with its terms, except as enforceability may be limited or otherwise affected by (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar statute, rule, regulation or other law affecting the enforcement of creditors’ rights and remedies generally or (b) the unavailability of, or any limitation on the availability of, any particular right or remedy (whether in a proceeding in equity or at law) because of the discretion of a court or because of any equitable principle, public policy, procedural requirement or requirement as to commercial reasonableness, conscionability or good faith.

6.2           No Consent.  Each of Licensee and Licensor represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body is required to be obtained by it or him, nor is any filing or registration required to be made therewith by it or him for the consummation by it or him of the transactions contemplated under this Agreement.

6.3           Ownership.  Licensor warrants that he (a) owns all of the Zook Patents, free and clear of all liens, encumbrances and assignments; (b) has the right and power to grant to Licensee the licenses granted herein; (c) has not made any agreement with another in conflict with the rights granted herein; (d) has not been put on notice of infringing any third party’s patent(s); (e) is not aware that any Existing Silipos Product would infringe a third party’s patent, with the exception that use of an Applied Elastomerics, Inc. elastomer in a Silipos Product might require a license from John Chen or Applied Elastomerics, Inc.; (f) has no knowledge that any Zook Patent is unenforceable; and (g) is unaware of any act or omission, public use, or sale that would create a bar to patent validity or coverage, even to the Zook Patents already granted.  Notwithstanding any provision herein contained, Licensor makes no warranty with respect to the validity of any present or future Zook Patent.

7.             Noncompetition and Noninterference.  Licensor agrees not to compete in the future against Licensee anywhere in the world in Licensee’s Field of Use with products that are the same or substantially similar in material characteristics (i.e., intended use, appearance, elongation or hardness) to the Silipos Products.  Licensor’s obligation not to compete shall terminate at such time as Licensee no longer has an exclusive license from Licensor under any of the Non-Medicated Device Patents.  Licensor agrees that Licensor shall refrain from any and all interference with Licensee and the conduct by Licensee of its business and shall not refer to Silipos in any communication with any trade organization or publication applicable to any Silipos Product or anyone doing business with Silipos, including without limitation a vendor, customer, or competitor of Silipos, where the effect of such reference is to disparage Silipos or any Silipos Product, provided, however, that nothing in this paragraph is intended to limit the pursuit by Licensor of any legal or equitable remedy available to Licensor as a result of the occurrence of any default by Licensee under this Agreement.  If Licensor has any issue or concern (other than an imminent threat to health) about Licensee or any of Licensee’s products that Licensor wants to take up with the U.S.  Food and Drug Administration (“FDA”), Licensor will give Licensee notice of the issue or concern at least 60 days before contacting the FDA, unless more prompt notice or reporting to the FDA is required by law.  Licensee agrees not to disparage Licensor or any of the Zook Patents.

8.             Infringement.  If Licensee becomes aware of infringement of any of the Zook Patents by a third party, Licensee may notify Licensor in writing and Licensor shall decide within sixty (60) days thereafter whether Licensor will take steps to end the infringement and at the time of the decision notify Licensee of what decision Licensor reached.  Initially Licensor shall retain the sole right, but not the obligation, at its sole discretion, to prosecute infringement of any of the Zook Patents licensed to Licensee under this Agreement.  Prior to initiating any such proceeding, Licensor will inform Licensee and will keep Licensee reasonably advised of developments in the proceeding.  Thereafter, if Licensor does not assert an infringement claim, Licensee shall have the right, at its sole discretion, to assert an infringement claim or counterclaim against an infringer and to require Licensor to join with Licensee as a party in asserting such claim or counterclaim.  Until June 14, 2005, the attorneys’ fees and other expenses of any such litigation which Licensee undertakes shall be paid by Licensee and Licensor in shares of 96% and 4%, respectively, and any proceeds of such infringement litigation shall be divided between them on the same 96%-4% basis.  For infringement litigation commenced by Licensee after June 14, 2005, to which Licensor is a party, the expenses and the proceeds shall be split on a 50-50 basis.  Any litigation expenses or litigation proceeds that arise after June 14, 2005, shall be shared on the basis that applied between the parties when the underlying litigation began.  If Licensee becomes involved in any proceeding involving any of the Zook Patents, Licensor agrees, notwithstanding Section 3.4, to cooperate fully with Licensee, at Licensor’s expense, insofar as providing documents, testimony, expertise, and any other nonfinancial assistance reasonably requested.  Licensee shall have no obligation to assert or join with Licensor in asserting infringement against any person or entity, whether the alleged infringement is inside or outside the Field of Use.  If Licensor becomes involved in any proceeding involving any of the Zook Patents, Licensee agrees to cooperate fully with Licensor, at Licensee’s expense, insofar as providing documents, testimony, expertise, and any other nonfinancial assistance reasonably requested.

9.             Other Patent-Related Litigation.  If any person or entity shall assert in a pleading against Licensee that any of the Zook Patents is invalid or unenforceable, Licensee shall have the right to tender to Licensor the defense against those claims.  If Licensor declines to defend against that claim or those claims, Licensee shall have no obligation to defend against that claim or those claims.

10.           Limitation of Liability: IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY PERFORMANCE HEREUNDER, EVEN IF SUCH PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.           Default and Remedies.

11.1         Licensee shall be in default if Licensee fails to pay monies as required in this Agreement, including:

11.1.1      Failure to pay the monthly royalty payments, when due, as defined in Section 5.1 above.  In the event of default as defined in this paragraph, Licensor shall have the following remedies upon written notice to Licensee specifying the nature of such default and Licensee’s failure to cure said default within thirty (30) days thereof: i) terminate all licenses granted by Licensor to Licensee and ii) bring an arbitration proceeding for damages.  In the event of a default as defined in this paragraph, Licensee shall pay a late fee equal to three percent (3%) of the principal amount of the monies that have not been paid within the forty (40) day period provided in Section 5.1, even if the default is cured by Licensee within the thirty (30) day cure period allowed.

11.1.2      Failure to pay any applicable minimum annual royalty payment, when due, as defined in Section 4.3 or Section 4.4 above.  In the event of default as defined in this paragraph, Licensor shall have the following remedies upon written notice to Licensee specifying the nature of such default and Licensee’s failure to cure said default within sixty (60) days thereof: i) terminate all licenses granted by Licensor to Licensee and ii) bring an arbitration proceeding for damages.  In the event of a default as defined in this paragraph, Licensee shall pay a late fee equal to three percent (3%) of the principal amount of the monies that have not been paid within the required period, even if the default is cured by Licensee within the sixty (60) day cure period allowed, provided, however, that in the event that any audit of the records of Licensee discloses an underpayment of royalties, the three percent (3%) late fee shall not apply, unless the underpayment is not corrected within sixty (60) days after it is finally determined (by agreement or by arbitration) that there was in fact an underpayment.

11.1.3      Failure to pay the arrearage according to the terms of the Promissory Note attached as Exhibit A hereto within any applicable grace period.  In the event of default as defined in this paragraph, Licensor shall have the following remedies: i) the right to assert all remedies contained in the Promissory Note, including but not limited to the right to accelerate the balance owing; ii) the right to terminate, upon sixty (60) days’ prior written notice to Licensee and the failure to cure said default within the sixty (60) day period, all licenses granted by Licensor to Licensee; and iii) the right to bring an arbitration proceeding for damages and collect, in addition to other sums due, a late fee equal to three percent (3%) of the principal amount of the monies that were not paid within the required time.

11.2         Licensee shall be in default if Licensee fails to account or permit audit of accounting as required by this Agreement, including:

11.2.1      Failure to provide a timely monthly accounting of sales subject to this Agreement, in the form required.  In the event of default as defined in this paragraph and failure to cure such default within sixty (60) days after receipt by Licensee of written notice specifying the nature of such default, Licensor shall have the following remedy: the right to collect a late reporting fee equal to the greater of either (a) $100 or (b) three percent (3%) of any unpaid royalty on the sales during the month subject to accounting for which the report was not provided as required.

11.2.2      Failure to permit audit upon request in accordance with the provisions of this Agreement.  In the event of default as defined in this paragraph, Licensor shall have the following remedies: i) the right to terminate, upon sixty (60) days’ prior written notice to Licensee and the failure to cure said default within the sixty (60) day period, all licenses granted by Licensor to Licensee; and ii) the right to bring an arbitration proceeding to compel an audit.  Notwithstanding the foregoing, if there is a good faith dispute about Licensor’s right to audit or any aspect of the exercise of that right, the dispute shall be resolved, by arbitration if necessary, before Licensee’s right to cure by permitting the requested audit shall have expired.

11.3         Upon the failure of Licensee to perform any of the other terms, promises, or covenants of this Agreement and upon the expiration of sixty (60) days after written notice of such failure specifying the nature thereof is given to Licensee by Licensor and Licensee has failed to substantially cure the same, or if by reason of its nature the failure can be remedied but not within such sixty (60) day period, the Licensee fails to proceed with reasonable diligence after receipt of such notice to cure the failure or fails to continue with reasonable diligence its efforts to cure the failure, Licensee shall be in default.  In the event of default as defined in this paragraph, Licensor shall have the following remedies: the right to bring an arbitration proceeding to collect damages or to compel compliance by Licensee with the terms, promises, or covenants that Licensee has failed to perform.

11.4         Upon the failure of Licensor to perform any of the terms, promises, or covenants of this Agreement and upon the expiration of sixty (60) days after written notice of such failure specifying the nature thereof is given to Licensor by Licensee and Licensor has failed to substantially cure the same, or if by reason of its nature the failure can be remedied but not within such sixty (60) day period, the Licensor fails to proceed with reasonable diligence after receipt of such notice to cure the failure or fails to continue with reasonable diligence his efforts to cure the failure, Licensor shall be in default.  In the event of default as defined in this paragraph, Licensee shall have the following remedies: the right to bring an arbitration proceeding to collect damages or to compel compliance by Licensor with the terms, promises, or covenants that Licensor has failed to perform.

11.5         In the event that Licensor rightfully exercises the default remedy of terminating the licenses granted in this License Agreement, the parties agree:

11.5.1      The termination shall terminate any and all interests and claims of Licensee by virtue of this Agreement, whether such interest or claim is existing or prospective.  Such termination shall, at the election of Licensor, also terminate any sublicense or assignment made by Licensee, whether or not Licensor has consented to such sublicense or assignment.

11.5.2      All obligations and indebtedness of Licensee to Licensor arising out of this Agreement prior to the date of such termination shall survive such termination.

11.5.3      Licensor may grant licenses to third parties for any term, longer or shorter than the term of this Agreement, upon any reasonable terms and conditions.  However, Licensor shall have no obligation to grant licenses.

11.5.4      Licensor shall be entitled to collect as damages the minimum $100,000.00 per year royalty payment specified in Section 4.3 for as many years prior to June 14, 2005 as this Agreement has been in force, to the extent those minimum annual payments have not been made; and Licensor shall be entitled to collect as damages the minimum $112,500.00 per year royalty payment specified in Section 4.4 for as many years after June 14, 2005, as this Agreement has been in force, to the extent those minimum annual payments have not been made.

11.6         Phase-In.  Because this Agreement was signed in February 1997, weeks after the Effective Date, notwithstanding any time limits stated elsewhere in this Agreement, for the first quarter of 1997 Licensor shall have a grace period of sixty (60) additional days above and beyond all time limits that would otherwise apply, provided, however, that the foregoing super grace period shall not relax Licensee’s obligations as far as timely payment of the Promissory Note attached as Exhibit A.

12.           Implied Duties.  Licensor and Licensee agree to deal fairly and in good faith with each other in the performance of this Agreement.  Licensor agrees that Licensee does not owe Licensee any “best efforts” duty or other duty to maximize the sale or other distribution of Silipos Products, whether covered by Zook Patents or made with visco-elastic material.  In particular, Licensor shall have no right to complain in any respect whatsoever, other than to claim breach of an express provision of this License Agreement, about how Licensee is marketing any Silipos Products on which Licensor is entitled to royalties, because the parties have agreed on a minimum annual royalty provision, as stated above, in lieu of trying to define what implied duties Licensee might have to Licensor.  If there is a good faith dispute about either party’s rights or obligations under the duty of good faith and fair dealing, the dispute shall be resolved, by arbitration if necessary, before Licensor’s right to terminate this Agreement shall exist or Licensee’s right to cure shall expire.

13.           Term, Termination.

13.1         Term.  This Agreement is effective as of the Effective Date and shall expire in accordance with the provisions stated elsewhere in this Agreement.

13.2         Termination By Licensor.  This Agreement and the licenses granted hereunder may be terminated by Licensor only in strict accordance with the Licensor’s remedies stated herein.

13.3         Termination By Licensee.  Licensee shall have the right upon twelve (12) months’ prior written notice to terminate any or all of the licenses granted under Sections 3.1, 3.2, or 3.3 of this Agreement, provided, however, that no such termination may be effective before June 14, 2005; and, after any such termination becomes effective, Licensee shall have no further obligation to Licensor with respect to such terminated license or licenses except as to any monies accrued but unpaid prior to the effective date of such termination.  Licensee agrees to pay royalties to Licensor during such twelve (12) month period as provided in this Agreement.

13.4         Effect of Termination.  Upon the termination of this Agreement by Licensor as a permitted remedy for default by the Licensee, Licensee shall notify Licensor of the inventory of Silipos Products that it has on hand for which a royalty would be payable upon the sale or other disposition thereof under the provisions of this Agreement, and Licensee shall then have a twelve (12) month license to sell that inventory, provided that Licensee pays royalties for those Silipos Products and renders reports to Licensor for those Silipos Products as provided for in this Agreement.  The terms of this Agreement that by their context are meant to survive termination of this Agreement shall so survive.  Licensee shall be required to destroy any inventory that remains after the expiration of this post-termination license, if the sale of such remaining inventory would be unlawful without a license from Licensor.

13.5         Retention Period for Books and Records.  Licensee shall retain all books and records that would be used to account for the royalty payments due to Licensor until such books and records are at least three years old.

14.           Confidentiality.  Licensor and Licensee can disclose that “Silipos has licensed Dr. Zook’s patents.”  Licensee and Licensor otherwise agree to keep the terms of this License Agreement strictly confidential and not disclose the terms to anyone, including Mr. John Chen and Applied Elastomerics, Inc., except to the extent either party is or may be required by law to disclose any provision, in which case the disclosure shall be no more extensive than required.  Notwithstanding the foregoing, Licensor can share with the persons with whom or the entities with which he is working with respect to Medicated Devices the portions of the License Agreement that will be of concern to them, as long as they sign in advance and provide to Silipos a nondisclosure agreement, in form reasonably acceptable to Silipos, for any information provided to them.

15.           Arbitration.

15.1         Arbitration Not Involving the Scope of a Zook Patent.  Any dispute arising out of or related to this Agreement, whether sounding in tort or contract or otherwise (including but not limited to any claim of misrepresentation, concealment, negligence, fraud, breach of implied duty, etc.), which is not settled by amicable agreement of the parties shall be determined by binding arbitration.  The arbitration shall be held in the state of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent those rules are not inconsistent with anything in this Agreement.  The decision of the arbitrator or arbitrators shall be final and binding, and judgment on the award may be entered in any court having jurisdiction.  Nothing in this Agreement to arbitrate shall prohibit either party from seeking injunctive relief, including a temporary restraining order or a preliminary injunction, in a court of competent jurisdiction.

15.2         Arbitration Involving Issue of Scope of One or More Zook Patents.  Any arbitration convened pursuant to Section 5.4 shall be governed by Section 15.1 except as amended by this Section 15.2.  The arbitration shall be conducted in the state of New York with three patent lawyers as the arbitrators.  The decision of two or more arbitrators will be the decision of the panel.  The expenses of the arbitrators and any fees paid or payable to the American Arbitration Association shall be split equally between Licensor and Licensee.  Regardless of the outcome of the arbitration, the parties shall each bear their own legal, travel, expert witness, and other expenses for the arbitration and for the confirmation of the award in court and on any appeal thereof.  The right to seek injunctive relief in a court of competent jurisdiction shall not apply to the detriment of the parties’ agreement to arbitrate issues of patent coverage.

16.           Legal Expenses.  In the event any arbitration proceeding is commenced pursuant to Section 15.1 to interpret or enforce any provision of this Agreement or adjudicate any claim of breach of this Agreement, the prevailing party in such arbitration proceeding shall be entitled to recover a reasonable attorneys’ fee in connection with such arbitration proceeding and for the confirmation of the award in court and on any appeal thereof.  The fee in connection with such arbitration proceeding is to be set by the arbitrator or arbitrators, and the fee in connection with any court confirmation of the award is to be set by the court or courts, in addition to costs and disbursements allowed by law.

17.           Waiver.  The failure of either party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision.  No waiver by either party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition or of any other term or condition.

18.           Severability.  If any provision of this Agreement shall be held by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason and the determination is no longer subject to judicial review or appeal, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

19.           Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York exclusive of choice of law rules.

20.           Release.  Licensor hereby releases Licensee and its distributors, customers, and suppliers from any and all liability resulting from the manufacture, use, sale, or offer to sell of Existing Silipos Products which may have infringed any of the Zook Patents prior to the Effective Date.

21.           Notices.  All notices required or authorized by this Agreement shall be given in writing delivered by hand or certified mail, postage and fees prepaid, to a party at the address indicated below or to such other address as a party may specify by notice in accordance with this section.  All notices shall be effective upon receipt.

Licensee:	Licensor:

Mr. Joel Bickel	Gerald P. Zook
Silipos Inc.	c/o Bruce C. Moore
366 Madison Avenue	P.O. Box 11833
New York, NY 10017	Eugene, OR 97440

22.           Assignment.

22.1         The rights granted Licensee under this Agreement may not be assigned without the prior written consent of Licensor.  Licensor shall not unreasonably withhold consent.  The test for “reasonableness” as used in this Section shall be an objective test that considers the following attributes: (a) the proposed assignee’s financial condition as compared to the financial condition of Licensee and (b) the proposed assignee’s ability to undertake and perform the business activities that Licensee performs in marketing and selling products which are subject to royalties under this Agreement.  Nothing in this Section 22.1 shall entitle Licensor to seek or demand, as a condition for Licensor’s consent, a share of any consideration to be paid to Licensee in a sale or assignment.

22.2         Any assignment or transfer of the rights granted to Licensee under this Agreement shall be subject to the rights of Licensor under this Agreement; and any assignee or transferee shall be bound to all the terms, conditions and obligations of this Agreement; and Licensor shall remain obligated to Licensee for the performance of all terms, conditions, and covenants of Licensor in this Agreement.

22.3         Any assignment or transfer of any of the Zook Patents by Licensor shall be subject to the rights of Licensee under this Agreement.

22.4         Each party will promptly notify the other of any actual or proposed assignment or transfer of rights under this Agreement.  If a proposed assignee requests confidentiality, Licensor shall agree to any reasonable confidentiality provisions submitted by Licensee or the prospective assignee.

23.           Sublicenses.  Any sublicense that is granted by Licensee pursuant to this Agreement shall obligate the sublicensee to provide Licensee with information sufficient to enable Licensee to provide Licensor with reports and payments equivalent to what Licensee would have provided if Licensee had done the business that the sublicensee did, provided, however, that Licensee shall have an additional thirty (30) days to account to Licensor for reporting and royalty payment purposes for any business done by the sublicensee pursuant to the sublicense.

24.           Product Marking.  Licensee agrees to mark all products made or sold pursuant to any license granted by this Agreement with the word “Patent” or “Pat.” together with the number(s) of the applicable licensed Zook Patent(s) in the manner prescribed in 35 U.S.C. § 287.  In addition, all promotional, packaging, and advertising material shall include appropriate patent notice(s).  Notwithstanding the preceding two sentences, Licensee shall have the right to use up its existing packaging material and promotional literature and to sell its inventory existing on the Effective Date of this Agreement.

25.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, administrators, successors, and assigns and shall also be binding upon subsidiaries and affiliates of the parties.

26.           Discontinued Products.  Licensee agrees to promptly notify Licensor if Licensee discontinues the manufacture or sale of any product on which Licensor previously received a royalty.

27.           Products Liability Insurance.  Silipos represents that as of the Effective Date of this Agreement it carries products liability insurance in amounts it believes to be adequate.  Silipos will periodically review its products liability insurance coverage and make such coverage decisions (including the decision to purchase no such insurance) as it deems in its best interests.  Silipos agrees to hold Dr. Zook harmless from any products liability claim made against Dr. Zook for a product sold by Silipos, but this hold-harmless shall be effective only to the extent that Silipos has products liability insurance that would apply to the claim in question and then only to the extent (if any) that such insurance would permit Silipos to have entered into this provision with Dr. Zook and to the extent (if any) that the insurance funds the conditional hold-harmless obligation.  Notwithstanding the foregoing, if Silipos decides not to purchase products liability insurance for a given year and a products liability claim for a product sold by Silipos is made against Dr. Zook that would have been covered by such insurance if it had been purchased, Silipos shall be obligated to hold Dr. Zook harmless from the products liability claim, without regard to what the limit(s) would have been on the insurance if it had been purchased.

28.           Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter.  All prior agreements and all prior negotiations relating to the same subject are hereby superseded.  This Agreement may not be modified except by a written document signed by an authorized representative of each party.

silipos inc.		gerald p. zook

By:	/s/ [ILLEGIBLE]	By:	/s/ Gerald P. Zook
Title:	President/CEO	Title:	D.P.M., R. Ph.
Date:	[ILLEGIBLE]	Date:	7-12-1997